Exhibit 99(a)(1)(i)

COMPANY REPURCHASE NOTICE

TO HOLDERS OF

3.00% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024
(CUSIP No. 018804AK0)

ISSUED BY

ALLIANT TECHSYSTEMS INC.

Reference is made to the Indenture, dated as of August 13, 2004 (the “Base Indenture”), by and among Alliant Techsystems Inc., a Delaware corporation (the “Company”), as issuer, the subsidiary guarantors listed on Schedule I thereto (the “Subsidiary Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as successor to BNY Midwest Trust Company, as trustee (the “Trustee”), relating to the 3.00% Convertible Senior Subordinated Notes due 2024 (the “Notes”), as supplemented by the First Supplemental Indenture, dated as of October 26, 2004 (together with the Base Indenture, the “Indenture”), by and among the Company, as issuer, the Subsidiary Guarantors and the Trustee.  Section 3.06 of the Indenture requires that, at the option (the “Put Option”) of each holder (each, a “Holder” and, collectively, the “Holders”) of Notes, all or a portion of the Notes must be repurchased by the Company on August 15, 2014 (the “Repurchase Date”), in accordance with the terms, procedures and conditions outlined in the Indenture.

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture that, as required by the Indenture, the Company will repurchase properly surrendered Notes on the Repurchase Date for a repurchase price (the “Repurchase Price”) payable in cash equal to $1,000 per $1,000 principal amount of Notes validly surrendered for repurchase and not validly withdrawn, upon the terms and subject to the conditions set forth in the Indenture, the Notes, this Company Repurchase Notice and any related notice materials, as amended and supplemented from time to time.  Holders may surrender their Notes for repurchase at any time from 9:00 a.m. New York City time on Friday, July 18, 2014, through 5:00 p.m. New York City time on Thursday, August 14, 2014 (such date and time, the “Expiration Date”), in accordance with the terms, procedures and conditions outlined in the Indenture.

This Company Repurchase Notice is being sent pursuant to Section 3.06 of the Indenture and the provisions of the Notes.  All capitalized terms used and not otherwise defined herein have the meanings given to them in the Indenture.

The Repurchase Date is an Interest Payment Date under the terms of the Indenture.  Pursuant to Section 3.06(a) of the Indenture, interest accrued to the Repurchase Date will be paid to holders of record of the Notes as of August 1, 2014.  Therefore, we expect that there will be no accrued and unpaid interest due as part of the Repurchase Price.

As of the date of this Company Repurchase Notice, the Company has called all of the outstanding Notes for redemption on August 20, 2014 (the “Redemption Date”), at a redemption price equal to 100% of the principal amount of the Notes to be redeemed together with accrued and unpaid interest thereon to, but excluding, the Redemption Date.  Accordingly, pursuant to Section 15.01(a)(ii) of the Indenture, the Notes may be converted into Common Stock at any time before the close of business on Monday, August 18, 2014, which is the second business day immediately preceding the Redemption Date. In addition, during the previous fiscal quarter, the last reported sale price of the Company’s Common Stock was greater than or equal to 130% of the conversion price of the Notes for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As a result, as of March 31, 2014, the Notes were convertible and continue to be convertible at the option of any Holder, and will remain convertible so long as the Company’s stock price continues to meet the 130%-of-conversion-price condition. In accordance with Section 15.01(c) of the Indenture, a Note in respect of which a Holder is electing its Put Option pursuant to Section 3.06 may be converted only if such Holder withdraws its election in accordance with Section 3.08(d) of the Indenture.

As of the date of this Company Repurchase Notice, all of the Notes are held in book-entry form through the facilities of The Depository Trust Company (“DTC”), and all of the Notes are currently represented by one or more global certificates held for the account of DTC.  Accordingly, all Notes surrendered for repurchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system.

To exercise your Put Option to have the Company repurchase your Notes and receive payment of the Repurchase Price, you must have your Notes validly delivered through DTC’s transmittal procedures prior to the Expiration Date.  If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee, then you must contact such nominee and instruct such nominee to exercise your Put Option and surrender your Notes through the transmittal procedures of DTC.  Notes surrendered for repurchase may be withdrawn at any time prior to the Expiration Date.  The right of Holders to surrender Notes for repurchase pursuant to the Put Option expires on the Expiration Date.

The Paying Agent and the Conversion Agent are as follows:

The Bank of New York Mellon Trust Company, N.A.
Corporate Trust Office
2 North LaSalle Street, Suite 1020
Chicago, Illinois 60602

Fax Number: (312) 827-8542
For Information or Confirmation by Telephone: (312) 827-8547

Any questions or requests for assistance or copies of this Company Repurchase Notice or other materials may be directed to Wayde Heirigs at Alliant Techsystems Inc. at (952) 351-3016. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Put Option.

The date of this Company Repurchase Notice is July 11, 2014.

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET			1

IMPORTANT INFORMATION CONCERNING THE PUT OPTION			6

1.	Information Concerning the Company		6

2.	Information Concerning the Notes		6

	2.1.	The Company’s Obligation to Repurchase the Notes	6

	2.2.	Repurchase Price	6

	2.3.	Conversion Rights of the Notes	7

	2.4.	Market for the Notes and the Company’s Common Stock	8

	2.5.	Redemption	9

	2.6.	Fundamental Change	9

	2.7.	Ranking	9

3.	Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase		9

	3.1	Method of Delivery	9

	3.2	Exercise of Put Option and Delivery of Notes	10

4.	Right of Withdrawal		11

5.	Payment for Surrendered Notes		12

6.	Notes Acquired		12

7.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes		12

8.	Repurchase, Exchange or Redemption of Notes by the Company and Its Affiliates		13

9.	Accounting Treatment of Repurchases of the Notes in the Put Option		13

10.	Material U.S. Federal Income Tax Considerations		13

11.	Additional Information		19

12.	No Solicitations		19

13.	Definitions		19

14.	Conflicts		19

Schedule A.  Board of Directors and Executive Officers

No person has been authorized to give any information or to make any representations other than those contained in this Company Repurchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized.  This Company Repurchase Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful.  The delivery of this Company Repurchase Notice shall not under any circumstances create any implication that the information contained herein or in the related notice materials is current as of any time subsequent to the date of such information.  None of the Company or its board of directors or employees is making any representation or recommendation to any Holder as to whether or not to surrender his or her Notes.  You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Notes for repurchase and, if so, the amount of Notes to surrender.

i

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option.  To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Repurchase Notice and other offering materials because the information in this summary is not complete and those documents contain additional important information.  We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

Alliant Techsystems Inc., a Delaware corporation (the “Company”), is required by the Indenture (as defined below) to repurchase validly surrendered 3.00% Convertible Senior Subordinated Notes due 2024 (the “Notes”).  (Page 6)

What Notes are you seeking to repurchase?

The terms of the Notes require that the Company offer to repurchase on August 15, 2014 (the “Repurchase Date”) all of the Notes validly surrendered and not validly withdrawn at the option (the “Put Option”) of each holder thereof (each, a “Holder” and, collectively, the “Holders”).  As of July 10, 2014, there was $12,816,000 aggregate principal amount of Notes outstanding.

The Notes were issued under an Indenture, dated as of August 13, 2004 (the “Base Indenture”), by and among the Company, as issuer, the subsidiary guarantors listed on Schedule I thereto (the “Subsidiary Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as successor to BNY Midwest Trust Company, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of October 26, 2004 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Company, as issuer, the Subsidiary Guarantors and the Trustee. (Page 6)

How much are you offering to pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, the Company will pay, in cash, a repurchase price (the “Repurchase Price”) equal to $1,000 per $1,000 principal amount of Notes validly surrendered for repurchase and not validly withdrawn.  The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or our Common Stock (as defined below).  The Repurchase Date is an Interest Payment Date under the terms of the Indenture.  Accordingly, interest accrued to, but excluding, the Repurchase Date will be paid to those holders of Notes who are holders of record at the close of business on August 1, 2014.  We therefore expect that there will be no accrued and unpaid interest due as part of the Repurchase Price.  We will pay the Repurchase Price in cash with respect to any Notes validly surrendered for repurchase and not validly withdrawn prior to the Expiration Date (as defined below).  (Pages 6-7)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes.  To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and the market for similar securities.  Holders are urged to obtain the best available information as to potential current market prices of the Notes prior to making any decision with respect to the Put Option.  The Common Stock of the Company is listed on the New York Stock Exchange (“NYSE”) under the symbol “ATK.” On July 10, 2014, the last reported sales price of the Common Stock on the NYSE was $134.35 per share.  (Pages 8-9)

Why are you making the offer?

The Company is required to make the offer to repurchase Notes pursuant to the terms of the Notes and the Indenture.  (Page 6)

Is anyone making a recommendation regarding whether I should exercise my Put Option?

None of the Company, its management, its board of directors or the Paying Agent makes any recommendation to any Holder as to whether or not to surrender any Notes.  None of the Company, its management, its board of directors or the Paying Agent has authorized any person to give any information or to make any representation in connection with the Put Option other than the information and representations contained in this Company Repurchase Notice.  If anyone makes any recommendation or representation or gives any such information, you should not rely on that recommendation, representation or information as having been authorized by the Company, its management, its board of directors or the Paying Agent.

As noted, the Company is required to offer to repurchase the Notes pursuant to their terms and the terms of the Indenture.  You must make your own decision whether to surrender your Notes for repurchase and, if so, the amount of Notes to surrender.  Before making your decision, we urge you to read this Company Repurchase Notice, including the documents incorporated by reference herein, in its entirety.  We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstance.  (Page 7)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on August 14, 2014 (such time and date, the “Expiration Date”), which is the business day immediately preceding the Repurchase Date.  To exercise your Put Option to have the Company repurchase your Notes and receive payment of the Repurchase Price, you must validly surrender and not validly withdraw your Notes prior to the Expiration Date.  We will not extend the period Holders have to exercise the Put Option unless required to do so by federal securities laws.  (Page 6)

What are the conditions to the repurchase by the Company of the Notes?

The repurchase of validly surrendered Notes is not subject to any conditions other than the absence of a continuing Event of Default under the Indenture (other than an Event of Default that would be cured by the payment of the Repurchase Price with respect to such Notes) and such repurchase being lawful.  (Page 6)

How do I surrender my Notes?

All of the Notes are held in book-entry form through the facilities of The Depository Trust Company (“DTC”), and all of the Notes are currently represented by one or more global certificates held for the account of DTC.  If you desire to surrender Notes pursuant to the Put Option, you must surrender such Notes through the transmittal procedures of DTC no later than the Expiration Date.  (Pages 10-11)

●
Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes on the Holder’s behalf through the transmittal procedures of DTC on or before the Expiration Date.

●	Holders who are DTC participants surrender their Notes electronically through DTC’s automated tender offer program (“ATOP”) on or before the Expiration Date.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before the Expiration Date.  If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Put Option a number of days before the Expiration Date in order for such entity to surrender Notes on your behalf prior to the Expiration Date.  Any Notes not surrendered prior to the Expiration Date will be disregarded and of no effect.

By surrendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Company Repurchase Notice.

If I surrender my Notes, when will I receive payment for them?

At or prior to 10:00 a.m., New York City time, on the Repurchase Date, the Company will deposit with the Paying Agent an amount of cash sufficient to pay the Repurchase Price for all of the surrendered Notes.  The Paying Agent will distribute such funds to DTC, the sole record Holder, promptly (but in no event more than five (5) business days) following the Repurchase Date.  DTC will thereafter distribute the cash to its participants in accordance with its procedures.  (Page 12)

Can I withdraw previously surrendered Notes?

Yes.  To withdraw previously surrendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC prior to the Expiration Date.  You bear the risk of untimely withdrawal of previously surrendered Notes.  You must allow sufficient time for completion of the DTC procedures before the Expiration Date. (Page 12)

What happens if I do not surrender my Notes?

If you do not surrender your Notes prior to the expiration of the Put Option, we will redeem (the “Redemption”) all of your Notes on August 20, 2014 (the “Redemption Date”) at a redemption price of 100% of the outstanding principal amount of your Notes, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date. (Page 9)

If I choose to surrender my Notes for repurchase, do I have to surrender all of my Notes?

No.  You may exercise your Put Option and surrender all of your Notes or a portion of your Notes.  If you wish to surrender a portion of your Notes, however, you must surrender your Notes in a principal amount of $1,000 or an integral multiple thereof.  In addition, if you do not surrender all of your Notes, we will redeem all of your remaining Notes pursuant to the Redemption.  (Page 9)

How many Notes will the Company purchase in all?

Upon the terms and subject to the conditions of the Put Option, we will purchase any and all of our outstanding Notes validly surrendered and not validly withdrawn prior to the Expiration Date.  (Page 6)

Will all of the Notes I validly surrender, and do not validly withdraw, be purchased?

Yes.  Upon the terms and subject to the conditions of the Put Option, we will purchase all of the Notes that you validly tender pursuant to the Put Option and do not validly withdraw.  (Page 6)

How will the Company pay for the Notes?

We would need approximately $12.8 million to purchase all of the Notes outstanding as of July 10, 2014.  We intend to finance the Put Option with a combination of cash on hand and, if necessary, borrowings under our revolving credit facility.  (Page 12)

How long do I have to surrender my Notes for repurchase in the Put Option?

You will have from 9:00 a.m., New York City time, on Friday, July 18, 2014 until the Expiration Date to surrender your Notes for repurchase pursuant to the Put Option.  (Pages 6 & 10)

What is the market value of my Notes as of a recent date?

There is no established reporting system or trading market for trading in the Notes.  We believe, however, that the Notes are currently traded over-the-counter and that there is currently a high correlation between the trading price for the Notes and the trading price for the shares of our Common Stock.  The closing price of our Common Stock on the NYSE on July 10, 2014, was $134.35 per share, and the Notes are currently convertible into 13.1023 shares of Common Stock per $1,000 principal amount of Notes.  The product of such closing price and conversion rate per $1,000 principal amount of Notes equals $1,760.29.  You are urged to obtain more current price information for our Common Stock and the Notes.  (Pages 8-9)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Notes for repurchase in the Put Option?

The receipt of cash in exchange for Notes upon exercise of your Put Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize gain, income, loss or deduction.  You should consult with your own tax advisor regarding the actual tax consequences to you.  (Pages 13-19)

Who is the Paying Agent?

The Trustee is serving as Paying Agent (the “Paying Agent”) in connection with the Put Option.  The Paying Agent’s address and telephone number are set forth on the inside cover page of this Company Repurchase Notice.

Whom can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection with the surrender of Notes for repurchase in the Put Option may be directed to Wayde Heirigs, at Alliant Techsystems Inc. at (952) 351-3016.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1.   Information Concerning the Company.  The Company was incorporated in Delaware in 1990 and is an aerospace, defense and commercial products company that operates in 22 states, Puerto Rico and internationally.

The Company maintains its principal executive offices at 1300 Wilson Boulevard, Suite 400, Arlington, VA 22209.  The telephone number there is (703) 412-5960.

2.            Information Concerning the Notes.  The Company is offering to repurchase the Notes as required under the terms of the Indenture.  The Notes were issued under the Indenture and mature on August 15, 2024, unless earlier converted, redeemed or repurchased.  The Notes bear interest at a rate of 3.00% per year, payable semi-annually in arrears.

2.1.           The Company’s Obligation to Repurchase the Notes.  The terms of the Notes and the Indenture require that at the option of each Holder (the “Put Option”), the Company must repurchase all Notes validly surrendered for repurchase and not previously withdrawn on the Repurchase Date.

  This Put Option will expire on the Expiration Date.  To exercise your Put Option to have the Company repurchase the Notes and receive payment of the Repurchase Price, you must validly surrender and not validly withdraw the Notes prior to the Expiration Date.  We will not extend the period Holders have to accept the Put Option unless required to do so by the federal securities laws.  The repurchase by the Company of validly surrendered Notes is not subject to any conditions other than the absence of a continuing Event of Default under the Indenture (other than an Event of Default that would be cured by the payment of the Repurchase Price) and such repurchase being lawful.

   If any Notes remain outstanding following the expiration of the Put Option, and unless such Notes are earlier converted, the Company will redeem all of the remaining Notes pursuant to the Redemption at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

2.2.            Repurchase Price.  Pursuant to the terms of the Indenture and the Notes, the repurchase price (the “Repurchase Price”) to be paid by the Company for the Notes is equal to $1,000 per $1,000 principal amount of the Notes validly surrendered for repurchase and not validly withdrawn prior to the Expiration Date.  The Repurchase Date is a date for the payment of interest under the terms of the Indenture.  Accordingly, interest accrued to, but excluding, the Repurchase Date will be paid to record holders as of August 1, 2014, as required in the Indenture, and we expect that there will be no accrued and unpaid interest due as part of the Repurchase Price.  We will pay the Repurchase Price in cash with respect to any and all Notes validly surrendered for repurchase (and not thereafter validly withdrawn) prior to the Expiration Date.  Notes surrendered for repurchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.  Delivery of your Notes by book-entry transfer to the account maintained by the Paying Agent for your Notes with the DTC is a condition to the payment of the Repurchase Price.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or our Common Stock.  Thus, the Repurchase Price may be significantly higher or lower than the current market price of the Notes.  Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and our Common Stock before making a decision whether to surrender their Notes for repurchase.

None of the Company, its management, its board of directors or the Paying Agent makes any recommendation to any Holder as to whether or not to surrender any Notes.  None of the Company, its management, its board of directors or the Paying Agent has authorized any person to give any information or to make any representation in connection with the Put Option other than the information and representations contained in this Company Repurchase Notice.  If anyone makes any recommendation or representation or gives any such information, you should not rely on that recommendation, representation or information as having been authorized by the Company’s management, its board of directors or the Paying Agent.

As noted, the Company is required to offer to repurchase the Notes pursuant to their terms and the terms of the Indenture.  You must make your own decision whether to surrender your Notes for repurchase and, if so, the amount of Notes to surrender.  Before making your decision, we urge you to read this Company Repurchase Notice, including the documents incorporated by reference herein, in its entirety.  We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstance.

2.3.            Conversion Rights of the Notes.  The Notes are convertible under certain circumstances into shares of the Company’s Common Stock, in accordance with and subject to the terms of the Indenture and the Notes.  Holders may convert their Notes into Common Stock of the Company prior to stated maturity only in the following circumstances: (1) if, during any fiscal quarter, the last reported sale price of the Company’s Common Stock is greater than or equal to 130% of the conversion price, currently $99.22, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter, (2) if the Company calls the Notes for redemption or (3) upon the occurrence of certain corporate transactions set forth in the Indenture.  As of March 31, 2014, the 130%-of-conversion-price condition had been satisfied and the Notes were convertible and continue to be convertible at the option of any Holder, and will remain convertible so long as the Company’s stock price continues to meet the 130%-of-conversion-price condition. In addition, as of the date of this Company Repurchase Notice, the Company has announced the Redemption of all of the outstanding Notes on the Redemption Date, at a redemption price of 100% of the outstanding aggregate principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.  Therefore, in accordance with Section 15.01(a)(ii) of the Indenture, the Notes may be converted into Common Stock at any time before the close of business on August 18, 2014, which is the second business day immediately preceding the Redemption Date.  The current conversion rate for the Notes is 13.1023 shares of Common Stock per $1,000 principal amount outstanding, which is equivalent to a conversion price of approximately $76.32 per share of Common Stock.  The Trustee is currently acting as conversion agent for the Notes.

Any Notes surrendered for repurchase may be converted in accordance with the terms of the Indenture and the Notes only if their surrender has been validly withdrawn prior to the Expiration Date, as described in Section 4 below.

2.4.            Market for the Notes and the Company’s Common Stock.  There is no established reporting system or trading market for trading in the Notes.  We believe, however, that the Notes are currently traded over-the-counter and that there is currently a high correlation between the trading price for the Notes and the trading price for the shares of our Common Stock.  The closing price of our Common Stock on the NYSE on July 10, 2014, was $134.35 per share, and the Notes are currently convertible into 13.1023 shares of Common Stock per $1,000 principal amount of Notes.  The product of such closing price and conversion rate per $1,000 principal amount of Notes equals $1,760.29.  You are urged to obtain more current price information for our Common Stock and the Notes.

Following the expiration of the Put Option, any trading market for the remaining outstanding Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Notes.  You may be able to sell Notes that you do not surrender for repurchase in the Put Option.  Neither we nor the Paying Agent can, however, predict or assure you of the price at which you will be able to sell such Notes, which may be higher or lower than the Repurchase Price paid by us in the Put Option.  Furthermore, neither we nor the Paying Agent can assure you that you will be able to find willing buyers for the Notes after expiration of the Put Option.

The Notes are held through DTC, which is the sole record holder.  As of July 10, 2014, there was $12,816,000 aggregate principal amount of Notes outstanding.

The Common Stock into which the Notes are convertible is listed on the NYSE under the symbol “ATK.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NYSE.

	High	Low
Fiscal Year Ending on March 31, 2015
2nd Quarter (through July 10, 2014)	$137.16	$131.77
1st Quarter	158.11	118.11

Fiscal Year Ending on March 31, 2014
4th Quarter	$145.16	$119.30
3rd Quarter	123.34	95.16
2nd Quarter	103.77	81.92
1st Quarter	82.44	69.12

Fiscal Year Ending on March 31, 2013
4th Quarter	$72.57	60.34
3rd Quarter	63.63	50.72
2nd Quarter	53.86	43.08
1st Quarter	54.31	45.21

On July 10, 2014, the last reported sales price of the Common Stock on the NYSE was $134.35 per share.  As of the close of business on July 10, 2014, there were approximately 31.9 million shares of Common Stock outstanding.  We urge you to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision to surrender your Notes pursuant to the Put Option.

2.5.            Redemption.  Beginning August 20, 2014, the Notes are redeemable for cash at any time at the option of the Company, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed.  As of the date of this Company Repurchase Notice, the Company has announced the Redemption of the Notes on the Redemption Date.

2.6.            Fundamental Change.  Under the Indenture, each Holder may require the Company to repurchase for cash his or her Notes if, at any time prior to August 15, 2024, there is a Fundamental Change (as defined in the Indenture) at a repurchase price equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date (as defined in the Indenture).  In the event of certain Fundamental Changes specified in the Indenture occurring on or prior to August 15, 2014 and resulting in an increase in the conversion rate of the Notes as described in the Indenture, then the Notes may be surrendered for conversion at any time from and after the date 15 days prior to the anticipated effective date of the transaction to and including the date 15 days after the anticipated effective date of the transaction (or, if such transaction also results in the Holders having the right to require the Company to repurchase Notes, until the Fundamental Change Repurchase Date (as defined in the Indenture)).

2.7.            Ranking.  The indebtedness represented by the Notes is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment of all Senior Indebtedness (as defined in the Indenture) of the Company.  The Notes in all respects rank pari passu with all other Senior Subordinated Indebtedness (as defined in the Indenture) of the Company, and only indebtedness of the Company that is Senior Indebtedness (as defined in the Indenture) ranks senior to the Notes in accordance with the provisions set forth in the Indenture.

3.           Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase.  Holders will not be entitled to receive the Repurchase Price for their Notes unless they validly surrender and do not withdraw the Notes prior to the Expiration Date.  Only registered Holders are authorized to surrender their Notes for repurchase.  Holders may surrender some, all or none of their Notes; however, any Notes surrendered must be in a principal amount of $1,000 or an integral multiple thereof.

If Holders do not validly surrender their Notes on or before the Expiration Date, their Notes will remain outstanding subject to their existing terms.

You will not be required to pay any commission to the Company, DTC or the Paying Agent in connection with your Put Option.  However, there may be commissions you need to pay your broker in connection with the surrender of the Notes.

3.1.            Method of Delivery.  As of the date of this Company Repurchase Notice, all Notes are held in book-entry form through the facilities of DTC, and all of the Notes are currently represented by one or more global certificates held for the account of DTC.  If you desire to surrender Notes for repurchase, you may surrender such Notes to the Depositary through DTC’s ATOP by following the procedures set forth in Section 3.2 below.

This Company Repurchase Notice constitutes the “Company Repurchase Notice” defined in the Indenture, and delivery of Notes via ATOP will satisfy the delivery requirements of the Indenture.  Delivery of Notes and all other required documents is at the election and risk of the person surrendering such Notes.

3.2.            Exercise of Put Option and Delivery of Notes.

  How To Surrender Notes If You Are a Beneficial Owner but Not a DTC Participant.  If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you will need to timely instruct your broker, dealer, commercial bank, trust company or other nominee to surrender your Notes for repurchase prior to the Expiration Date in the manner described below and upon the terms and conditions set forth in this Company Repurchase Notice.  Please refer to any materials forwarded to you by your broker, dealer, commercial bank, trust company or other nominee to determine how you can timely instruct your nominee to take these actions.

  In order to participate in the Put Option, you must instruct your broker, dealer, commercial bank, trust company or other nominee to participate on your behalf.  Your broker, dealer, commercial bank, trust company or other nominee should arrange for the DTC participant holding the Notes through its DTC account to surrender those Notes for repurchase in the Put Option to the Depositary at or prior to the Expiration Date.

  You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

   If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you should ask your broker, dealer, commercial bank, trust company or other nominee if you will be charged a fee to surrender your Notes for repurchase through such broker, dealer, commercial bank, trust company or other nominee.

  How To Surrender Notes If You Are a DTC Participant.  A Holder who is a DTC Participant may participate in the Put Option upon the following:

●
delivery to the Paying Agent by such Holder of a duly completed notice (a “Company Repurchase Election”) in the form set forth on the reverse of the Notes at any time from 9:00 a.m., New York City time, on Friday, July 18, 2014 (which is the 20th business day preceding the Company Repurchase Date) until the Expiration Date; and

●
book-entry transfer of the Notes to the Paying Agent simultaneously with or at any time after delivery of the Company Repurchase Election (together with all necessary endorsements) according to the procedure for book-entry transfer described below.

No documents should be sent to us.  An Agent’s Message (as defined below) and the Company Repurchase Election should be delivered only to the Paying Agent.  The Paying Agent will not accept any materials other than the Company Repurchase Election (including any necessary endorsements) and an Agent’s Message.

By surrendering Notes for repurchase pursuant to the Put Option, you will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of the items listed above, together with all accompanying evidences of authority and any other required documents, in form satisfactory to us.  In all cases, you should allow sufficient time to assure delivery to the Paying Agent prior to the Expiration Date.

  Procedures for Book-Entry Transfer Through DTC’s ATOP:

●
The Paying Agent will establish an account at DTC with respect to the Notes for purposes of the Put Option, and any financial institution that is a DTC participant may make book-entry delivery of eligible Notes by causing DTC to transfer such Notes into the Paying Agent’s account in accordance with DTC’s procedures for such transfer.

●
The Paying Agent and DTC have confirmed that Notes held in book-entry form through DTC that are to be surrendered for repurchase in the Put Option are eligible for ATOP.  To surrender Notes effectively, DTC participants may, prior to the Expiration Date, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Paying Agent’s account at DTC and send an Agent’s Message to the Paying Agent for its acceptance.  The confirmation of a book-entry transfer into the Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”  Delivery of documents to DTC does not constitute delivery to the Paying Agent.

  The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Paying Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Put Option as set forth in this Company Repurchase Notice, and that we may enforce such agreement against such participant.

  If you desire to surrender your Notes on the Expiration Date through ATOP, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

4.            Right of Withdrawal.  Any Holder delivering to the Paying Agent a Company Repurchase Election shall have the right to withdraw such election at any time prior to the Expiration Date (or such later time as may be required by applicable law) by delivery of a written notice of withdrawal to the Paying Agent specifying:

●
the name of the person who surrendered the Notes to be withdrawn, the name of the DTC participant whose name appears on the security position listing as the owner of such Notes, if different from the person who deposited the Notes, and such participant’s account number at DTC to be credited with the withdrawn Notes;

●	the principal amount of the Note with respect to which such notice of withdrawal is being submitted; and

●	the principal amount, if any, of such Notes that remains subject to the original Company Repurchase Election and that has been or will be delivered for repurchase by the Company.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5.            Payment for Surrendered Notes.  At or prior to 10:00 a.m., New York City time, on the Repurchase Date, we will deposit with the Paying Agent an amount of cash sufficient to repurchase on the Repurchase Date all the Notes or portions thereof to be repurchased on the Repurchase Date at the Repurchase Price.

Upon receipt by the Paying Agent of a Company Repurchase Election, the Holder of the Note in respect of which such Company Repurchase Election was given shall (unless such notice is validly withdrawn) thereafter be entitled to receive solely the Repurchase Price with respect to such Note.  Such Repurchase Price shall be paid to DTC, the sole record Holder, subject to receipt of funds and/or Notes by the Paying Agent, promptly (but in no event more than five (5) business days) following the Repurchase Date.  DTC will then distribute the cash in accordance with its procedures to each participant that has validly delivered Notes and not validly withdrawn such delivery prior to the Expiration Date.

In the event any Notes are surrendered and accepted for payment, we intend to use available cash and, if necessary, borrowings under our revolving credit facility to repurchase the Notes. We do not have any alternative financing plans.  Assuming all of the Notes are validly surrendered for purchase and accepted for payment, the total amount of funds required to purchase the Notes is approximately $12.8 million.

6.            Notes Acquired.  Any Notes repurchased by us pursuant to the Put Option will be cancelled by the Trustee pursuant to the terms of the Indenture.

7.            Interests of Directors, Executive Officers and Affiliates of the Company in the Notes.  Except as otherwise disclosed below, to the knowledge of the Company:

●	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

●	the Company will not repurchase any Notes from such persons; and

●	during the 60 days preceding the date of this Company Repurchase Notice, none of such officers, directors or affiliates has engaged in any transactions involving the Notes.

A list of the directors and executive officers of the Company is attached to this Company Repurchase Notice as Schedule A.

Certain directors and executive officers of the Company and its affiliates are parties to ordinary course equity incentive plans and arrangements involving the Common Stock of the Company, as disclosed by the Company prior to the date hereof.

8.            Repurchase, Exchange or Redemption of Notes by the Company and Its Affiliates.
On June 2, 2014, the Company announced the commencement of a tender offer to purchase for cash any and all of its outstanding Notes, upon the terms and conditions set forth in its Offer to Purchase, dated June 2, 2014, and the related Letter of Transmittal. On June 30, 2014, the Company announced the expiration and final results of its previously announced tender offer. The offer expired at 12:00 midnight, New York City time, at the end of June 27, 2014. As of the expiration of the offer, $182,035,000 in aggregate principal amount of Notes, representing approximately 92.90% of the aggregate principal amount of Notes then outstanding, were validly tendered and not properly withdrawn. The Company accepted for purchase all Notes that were validly tendered pursuant to the offer and not properly withdrawn. The final purchase price per $1,000 principal amount of Notes was $1,790.64. The Company settled the offer on June 30 and paid an aggregate of approximately $328.0 million (including accrued but unpaid interest up to, but excluding, the settlement date of the offer) to purchase all of the Notes that were validly tendered and not properly withdrawn.

As of the date of this Company Repurchase Notice, the Company has announced the Redemption of all of the outstanding Notes on the Redemption Date at a redemption price of 100% of the principal amount of the Notes to be redeemed.  Holders who tender their Notes in the Put Option and do not withdraw such Notes prior to the Expiration Date will not be able to participate in the Redemption with respect to such Notes.

9.            Accounting Treatment of Repurchases of the Notes in the Put Option
The purchase price the Company pays for any Notes will reduce the carrying value of the Notes (with respect to the debt component of the Notes, which corresponds to the principal amount thereof) on the Company’s consolidated balance sheet and, to the extent the purchase price is in excess of such debt component, will reduce additional paid in capital (reflecting the in-the-money, or equity, component of the Notes). Any excess of the amount paid for the debt component over the carrying value of such Notes will be recorded as a loss on extinguishment of debt in the Company’s consolidated income statement. In addition, any related unamortized debt issuance costs will be expensed. With respect to any Notes purchased, there will be no future dilution reflected in the fully diluted shares outstanding for the in-the-money equity component.

10.          Material U.S. Federal Income Tax Considerations.  The following is a general discussion of material U.S. federal income tax considerations of the exercise of the Put Option to investors who are U.S. Holders or Non-U.S. Holders (each as defined below). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change or different interpretations, possibly with retroactive effect. This discussion is limited to investors who hold the Notes as capital assets within the meaning of Section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular investors in light of their personal circumstances or to certain types of investors subject to special tax rules (such as U.S. Holders having a functional currency other than the U.S. dollar, persons subject to special rules applicable to former citizens and residents of the United States, financial institutions, persons subject to the alternative minimum tax, grantor trusts, partnerships or other pass-through entities (or investors therein), real estate investment trusts, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities who elect to apply a mark to market method of accounting, persons holding the Notes in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, corporations treated as personal holding companies, controlled foreign corporations, passive foreign investment companies or Non-U.S. Holders that are owned or controlled by U.S. Holders).

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. We recommend that partners of a partnership holding Notes consult their own tax advisors.

This discussion only addresses U.S. federal income tax consequences and does not address the Medicare tax on certain investment income. Holders should consult their own tax advisors as to the particular tax consequences to them of exercising the Put Option or retaining Notes, including the applicability of any U.S. federal income and other tax laws, any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax, regardless of its source; or

●
a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or that has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Tenders of Notes Pursuant to the Put Option

Pursuant to the terms of the Indenture, we and each holder agreed to treat the Notes as indebtedness that is subject to the contingent payment debt regulations (“contingent payment debt instruments”). In general, a U.S. Holder who receives the Repurchase Price in exchange for a Note pursuant to the Put Option will recognize gain or loss for U.S. federal income tax purposes equal to the difference between (1) the amount of cash received in exchange for the Note, reduced by any negative adjustment carried forward (described below), and (2) the U.S. Holder’s adjusted tax basis in the Note at the time of the exchange. Generally, a U.S. Holder’s adjusted tax basis in a Note will be equal to the cost of the Note to the U.S. Holder, increased by any interest previously included in income by the U.S. Holder (determined without regard to any positive or negative adjustments to interest accruals, described below) and the amount of any deemed distribution includible in income by the U.S. Holder as a result of an adjustment to the conversion rate of the Note and decreased by the amount of any noncontingent payments and the amount of any contingent payments projected to have been made to the U.S. Holder prior to the disposition of the Note. Any gain will be ordinary interest income to the U.S. Holder. Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss (described below), and the balance will be capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations. A U.S. Holder that sells Notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Positive Adjustments. Each U.S. Holder is required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a “positive adjustment”) in respect of a Note for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year and should also include any additional interest received in that year. As stated above, a U.S. Holder’s adjusted tax basis in a Note is determined without regard to any positive adjustments.

Negative Adjustments. If a U.S. Holder receives actual payments on a Note that are less than the projected payments in respect of the Note for a taxable year, the U.S. Holder is required to incur an adjustment equal to the amount of the difference (a “negative adjustment”). This negative adjustment first (i) reduces the amount of interest in respect of the Note that the U.S. Holder would otherwise include in income in that taxable year and (ii) to the extent of any excess after the application of clause (i), gives rise to an ordinary loss in an amount that does not exceed the excess of (A) the amount of all previous interest inclusions with respect to the Note over (B) the total amount of the U.S. Holder’s net negative adjustments treated as ordinary loss on the Note in prior taxable years. Any negative adjustment in excess of the amounts described in clauses (i) and (ii) that a U.S. Holder has not taken into account with respect to a Note that is carried forward will reduce the amount realized by the U.S. Holder upon receipt of the Repurchase Price in exchange for the Note pursuant to an exercise of the Put Option as stated above.

U.S. holders may obtain the projected payment schedule by submitting a written request to us at the address set forth under “Information Concerning the Company.”

The rules governing contingent payment debt instruments are complex. U.S. Holders should consult their own tax advisors regarding the tax consequences of receiving cash in exchange for a Note pursuant to the Put Option.

Backup Withholding and Information Reporting

In general, information reporting will apply to all payments made to a U.S. Holder pursuant to an exercise of the Put Option. Backup withholding tax may apply to such payments if the U.S. Holder fails to:

●	furnish his, her or its taxpayer identification number (social security or employer identification number);

●	certify that his, her or its taxpayer identification number is correct;

●	certify that he, she, or it is not subject to backup withholding; or

●	otherwise comply with the requirements of the backup withholding rules.

A U.S. Holder generally can satisfy these certification and other requirements by completing the Internal Revenue Service (the “IRS”) Form W-9 included in the Letter of Transmittal. Certain U.S. Holders are not subject to backup withholding and information reporting requirements. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, so long as the required information is timely furnished to the IRS.

Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that, for U.S. federal income tax purposes, is an individual, corporation, trust or estate that is not a U.S. Holder.

Tenders of Notes Pursuant to the Put Option

Except as described under “-Non-U.S. Holders-Accrued Interest” and “-Non-U.S. Holders-Backup Withholding and Information Reporting” below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of the Repurchase Price in exchange for Notes pursuant to an exercise of the Put Option unless:

●
the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met (in which case such gain (net of certain U.S. source losses) generally will be subject to a flat 30% tax unless an applicable income tax treaty provides otherwise);

●
the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an income tax treaty, such gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case such gain will be taxed as described below under “-Non-U.S. Holders-Effectively Connected Income”; or

●
the Company is, or has been, a U.S. real property holding corporation (“USRPHC”) during the shorter of the Non-U.S. Holder’s holding period or the five-year period ending on the date of disposition. We believe that we are not, nor have we been, a USRPHC.

Accrued Interest

Payments to a Non-U.S. Holder that are attributable to accrued but unpaid interest generally will not be subject to U.S. federal income or withholding tax, provided that:

(1)  the Non-U.S. Holder, (a) does not actually or constructively own 10% or more of the total combined voting power of all of classes of our stock entitled to vote; (b) is not a controlled foreign corporation that is related to us actually or constructively through stock ownership; and (c) is not a bank receiving the interest pursuant to a loan agreement entered into in its ordinary course of business;

(2)  the interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business; and

(3)  the Non-U.S. Holder satisfies the certification requirement.

The certification requirement is generally satisfied if the beneficial owner of a Note certifies on an applicable IRS Form W-8 (or a suitable substitute or successor form), under penalties of perjury, that he, she or it is not a U.S. person and provides his, her or its name and address, and

●	the beneficial owner timely files the IRS Form W-8 with the applicable withholding agent; or

●
in the case of Notes held on behalf of a beneficial owner by a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, the financial institution files with the applicable withholding agent a statement that it has received the IRS Form W-8 from the Non-U.S. Holder or from another financial institution acting on behalf of that Non-U.S. Holder, timely furnishes the applicable withholding agent with a copy thereof and otherwise complies with the certification requirements. The applicable withholding agent, as used herein, is generally the last U.S. payor (or a non-U.S. payor who is a qualified intermediary, U.S. branch of a foreign person, or a withholding foreign partnership) in the chain of payment prior to payment to a Non-U.S. Holder (which itself is not a withholding agent).

Other alternative procedures exist in order to satisfy the certification requirement, depending upon the circumstances of the Non-U.S. Holder, including but not limited to situations in which the Notes are held by certain intermediaries or partnerships. The certification requirement is not met if the applicable withholding agent has actual knowledge or reason to know that the beneficial owner is a U.S. Holder or that the conditions of any exemption are not, in fact, satisfied. Non-U.S. Holders should consult their own tax advisors regarding the certification requirements for Non-U.S. Holders and the effect, if any, of the certification requirements on their particular situation.

Payments attributable to accrued interest (including contingent interest and payments treated as interest on a Note) not exempt from U.S. federal withholding tax as described above will be subject to such withholding tax at the rate of 30%, unless (1) subject to exemption or reduction under an applicable income tax treaty or (2) the interest is effectively connected with the conduct by a Non-U.S. Holder of a U.S. trade or business (as described below) and the Non-U.S. Holder provides IRS Form W-8ECI (or a suitable substitute or successor form) to the applicable withholding agent and meets any other certification requirement. In order to claim a reduced or zero withholding rate under an income tax treaty, the beneficial owner of the Note must, under penalties of perjury, provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or a suitable substitute or successor form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of such income tax treaty and meet any other certification requirements.

Effectively Connected Income

Any interest on a Note and any gain from disposing of the Note, that in each case is considered effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, if required by an income tax treaty, is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder), generally will be subject to income tax at regular U.S. federal income tax rates as if the holder were a U.S. Holder. In addition, Non-U.S. Holders that are corporations may be subject to a “branch profits tax” at a rate of 30% (or lower applicable treaty rate) on any earnings and profits that are effectively connected with a U.S. trade or business, including earnings from the Note.

Information Reporting and Backup Withholding

Information returns will generally be filed with the IRS in connection with payments to a Non-U.S. Holder that are dividend payments or that are attributable to accrued but unpaid interest, and this information may be provided to the tax authorities in the country in which the Non-U.S. Holder is resident.

Backup withholding will not apply to payments made to a Non-U.S. Holder pursuant to an exercise of the Put Option if, among other conditions, the Non-U.S. Holder properly certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, so long as the applicable withholding agent does not have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. A Non-U.S. Holder generally may establish such an exemption by timely providing a properly executed IRS Form W-8 (or a suitable substitute or successor form) to the applicable withholding agent.

Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, if the required information is timely furnished to the IRS.

11.          Additional Information.  The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington D.C. 20549.  Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates.  Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option.  The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition.

●	The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the SEC on May 23, 2014;

●	The Company’s Current Reports on Forms 8-K filed with the SEC, except for portions of such reports which were deemed to be furnished and not filed; and

●	The Company’s definitive proxy statement on Schedule 14A relating to its 2014 Annual Meeting of Stockholders, filed with the SEC on June 13, 2014.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

12.          No Solicitations.  The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

13.          Definitions.  All capitalized terms used and not otherwise defined herein have the meanings given to them in the Indenture and the Notes.

14.          Conflicts.  In the event of any conflict between this Company Repurchase Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company or our Board of Directors or employees is making any recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase pursuant to this Company Repurchase Notice.  Each Holder must make his or her own decision whether to surrender his or her Notes for repurchase and, if so, the principal amount of Notes to surrender based on his or her own assessment of current market value and other relevant factors.

Alliant Techsystems Inc.

July 11, 2014

SCHEDULE A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

As required by Instruction C to Schedule TO, the following persons are the directors, executive officers and controlling persons of the Company.

Name	Position
Mark W. DeYoung	Director, President and Chief Executive Officer
Ronald R. Fogleman	Chairman of the Board
Michael Callahan	Director
Scott D. Chaplin	Senior Vice President, General Counsel and Secretary
Neal S. Cohen	Executive Vice President and Chief Financial Officer
Roxanne J. Decyk	Director
Martin C. Faga	Director
April H. Foley	Director
Michael A. Kahn	Senior Vice President and President Defense Group
Tig H. Krekel	Director
Blake E. Larson	Senior Vice President and President Aerospace Group
Douglas L. Maine	Director
Roman Martinez IV	Director
Stephen M. Nolan	Senior Vice President of Strategy and Business Development
Mark H. Ronald	Director
Jay Tibbets	Senior Vice President and President Sporting Group
Christine A. Wolf	Senior Vice President Human Resources

The address and telephone number of each director and executive officer is: c/o Alliant Techsystems Inc., 1300 Wilson Boulevard, Suite 400, Arlington, VA 22209-2307, and such person’s telephone number (703) 412-5960.

A-1